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                                                                     EXHIBIT 2.1

                         AGREEMENT OF PURCHASE AND SALE

                                     between

                          BRE/PARK PLACE L.L.C., Seller

                                       and

                         MAGUIRE PROPERTIES, L.P., Buyer

                          Dated as of February 6, 2004

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                                TABLE OF CONTENTS

Exhibits

Exhibit A        -       Form of Tenant Estoppel Certificate
Exhibit A-1              Form of CalTrans Tenant Estoppel Certificate
Exhibit B        -       Form of Assignment of Leases
Exhibit C        -       Form of Assignment of Contracts
Exhibit D        -       Form of Tenant Notices
Exhibit E        -       Form of Release
Exhibit F        -       Form of Deed
Exhibit G        -       Form of Bill of Sale
Exhibit H        -       Form of FIRPTA Certificate
Exhibit I        -       Form of Seller Estoppel
Exhibit I-1              Form of Seller Estoppel for CalTrans
Exhibit J                Form of Non-Recourse Guaranty

Schedules

Schedule A       -       Land
Schedule 3.1(c)  -       Consents
Schedule 3.2(a)  -       Contracts
Schedule 3.2(b)  -       Space Leases
Schedule 3.2(c)  -       Brokerage Commissions
Schedule 3.2(e)  -       Litigation Schedule
Schedule 3.2(f)          Loan Documents
Schedule 3.4(c)          Terms of Private Healthcare Lease
Schedule 10.7    -       Security Deposits Held by Seller

                                      -i-

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                         AGREEMENT OF PURCHASE AND SALE

                  AGREEMENT OF PURCHASE AND SALE, made as of the 6th day of February, 2004 between BRE/PARK PLACE L.L.C., a Delaware limited liability company ("Seller") and MAGUIRE PROPERTIES, L.P., a Maryland limited partnership ("Buyer").

                                   Background

                  A. Seller is the owner of those certain parcels of land located in Irvine, California as more particularly described on Schedule A attached hereto (the "Land") together with the buildings, landscaping and other improvements located on the Land, including without limitation, the six atrium office buildings, one concourse building and one ten (10) story tower building located at 3333, 3337, 3345-3355 Michelson Drive, Irvine, CA (the "Improvements"; the Land and the Improvements, collectively, the "Property). The Property, together with the Asset-Related Property (as defined below), shall be referred to herein, collectively, as the "Asset".

                  B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Asset on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.1. Defined Terms. The capitalized terms used herein will have the following meanings.

                  "Additional Deposit" shall have the meaning assigned thereto in subsection 2.3(a).

                  "Additional Rent" shall have the meaning assigned thereto in subsection 10.1(a).

                  "Air Space Lease" shall mean that certain Air Space Lease by and between Crow Winthrop Operating Partnership, Seller's predecessor in interest, as lessor thereunder, and Crow Winthrop Development Limited Partnership, as lessee thereunder, a memorandum of which was recorded on July 30, 1985, as Instrument No. 85-279769 in the Official Records.

                  "Agreement" shall mean this Agreement of Purchase and Sale, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.

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                  "Asset" shall have the meaning assigned thereto in
"Background" paragraph A.

                  "Asset File" shall mean the materials with respect to the Asset delivered to Buyer or its representatives by or on behalf of Seller.

                  "Asset-Related Property" shall have the meaning assigned thereto in subsection 2.1(b).

                  "Assignment of Contracts" shall have the meaning assigned thereto in subparagraph 6.1(a)(i)(B).

                  "Assignment of Leases" shall have the meaning assigned thereto in subparagraph 6.1(a)(i)(A).

                  "Assumption Consent" shall have the meaning assigned thereto in Section 2.4(a).

                  "Assumption Costs" shall have the meaning assigned thereto in
Section 2.4(a).

                  "Basket Limitation" shall mean an amount equal to $500,000.

                  "Bill of Sale" shall have the meaning assigned thereto in subparagraph 6.2(a)(i)(C).

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

                  "Buyer" shall have the meaning assigned thereto in the Preamble to this Agreement.

                  "Buyer-Related Entities" shall have the meaning assigned thereto in Section 11.1.

                  "Buyer Waived Breach" shall have the meaning assigned thereto in Section 11.3.

                  "Buyer's Broker" shall have the meaning assigned thereto in
Section 14.3.

                  "Buyer's Leasing Costs" shall have the meaning assigned thereto in Section 10.9.

                  "CalTrans" shall mean the Department of Transportation of the State of California.

                  "Cal Trans Estoppel" shall have the meaning assigned thereto in Subsection 6(a)(i)(G).

                  "Cap Limitation" shall mean an amount equal to $7,500,000.

                  "Claims" shall have the meaning assigned thereto in Section
7.4.

                  "Closing" shall have the meaning assigned thereto in subsection 2.5(a).

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                  "Closing Date" shall have the meaning assigned thereto in
subsection 2.5(a).

                  "Closing Documents" shall mean any, certificate, instrument or other document delivered pursuant to this Agreement either at the Closing or in connection with the Closing.

                  "Condition of the Asset" shall have the meaning assigned thereto in subsection 7.3(b).

                  "Contracts" shall mean service, maintenance, supply, construction, development and management contracts.

                  "Deed" shall have the meaning assigned thereto in subparagraph 6.2(a)(i)(A).

                  "Due Diligence Expiration Date" shall have the meaning assigned thereto in subsection 7.2(a).

                  "Earnest Money" shall have the meaning assigned thereto in subsection 2.3(a).

                  "Escrow Account" shall have the meaning assigned thereto in subsection 14.5(a).

                  "Escrow Agent" shall have the meaning assigned thereto in subsection 2.3(a).

                  "Exclusive Listing Agreement" shall mean that certain Exclusive Leasing Listing Agreement between CB Richard Ellis and Seller dated as of October 10, 2002.

                  "Existing Survey" shall mean that certain survey dated July 29, 2002, prepared by PSOMAS (by Walter A. Sheek).

                  "Fixed Rents" shall have the meaning assigned thereto in subsection 10.1(a).

                  "Hazardous Materials" shall have the meaning assigned thereto in subparagraph 7.3(b)(i).

                  "Improvements" shall have the meaning assigned thereto in "Background" paragraph A.

                  "Initial Deposit" shall have the meaning assigned thereto in subsection 2.3(a).

                  "IRS" shall mean the Internal Revenue Service.

                  "IRS Reporting Requirements" shall have the meaning assigned thereto in subsection 14.4(d).

                  "Junior Mezzanine Loan" shall mean the junior mezzanine loan to BRE/Park Place Junior Mezzanine L.L.C., held by iStar DB Seller, LLC in the original principal amount of $14,500,000.

                  "Land" shall have the meaning assigned thereto in "Background" paragraph A.

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                  "Leasing Costs" shall mean, with respect to a particular Space
Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Space Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), "tenant allowances" in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Space Lease to the landlord under another lease (i.e., lease buyout costs), costs of base building work, relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Space Lease or any other agreement relating to such Space Lease.

                  "Lenders" shall mean the holders of the Loans.

                  "Loan Documents" shall mean all documents evidenced and securing the Loans.

                  "Loans" shall mean a collective reference to the Mortgage Loan, the Senior Mezzanine Loan and the Junior Mezzanine Loan in the total principal amount of $164,000,000.

                  "Losses" shall have the meaning assigned thereto in Section 11.1.

                  "Major Tenants" shall mean collectively (a) Cal Trans, (b) Con Agra, (c) Balboa, (d) State Farm Insurance Corporation, (e) Etrade, (f) Washington Mutual, (g) Aames Home Loan, (h) Cingular Wireless and (i) Western United.

                  "Material Casualty" shall have the meaning assigned thereto in subsection 9.2(b).

                  "Material Condemnation" shall have the meaning assigned thereto in subsection 9.2(b).

                  "Mezzanine Borrowers" shall be a collective reference to BRE/Park Place Mezzanine L.L.C. and BRE/Park Place Junior Mezzanine L.L.C.

                  "Mezzanine Loans" shall be a collective reference to the Senior Mezzanine Loan and the Junior Mezzanine Loan.

                  "Mortgage Loan" shall mean the loan to Seller secured by the Property and held by Orix Capital Markets, LLC in the original principal amount of $123,000,000.

                  "Official Records" shall mean the official records of the County of Orange, State of California.

                  "Pacific Systems Electric Agreement" shall mean that certain agreement between Seller and Pacific Systems Electric dated October 30, 2003.

                  "Permitted Exceptions" shall mean (i) the matters set forth in the Title Commitment and on the Existing Survey, (ii) the Space Leases and Contracts in existence as of the date of this Agreement and Space Leases and Contracts entered into after the date of this

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Agreement in accordance with the terms of this Agreement, (iii) liens for current real estate taxes which are not yet due and payable, (iv) standard exceptions and provisions contained in the Title Policy, (v) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts which a survey of the Property would disclose, (vi) subject to the adjustments provided for herein, any service, installation, connection or maintenance charge due after Closing and charges for sewer, water, electricity, telephone, cable television or gas, (vii) rights of vendors and holders of security interests on personal property installed on the Property by tenants and rights of tenants to remove trade fixtures at the expiration of the term of the Space Leases of such tenants and (viii) any title exception which is waived by Buyer pursuant to subsection 8.3(b).

                  "Person" shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

                  "Personal Property" shall have the meaning assigned thereto in subsection 2.1(b)(ii).

                  "Property" shall have the meaning assigned thereto in "Background" paragraph A.

                  "Property Manager" shall mean BREA Property Management of California L.L.C.

                  "Property Management Agreement" shall mean that certain Management and Leasing Agreement between BREA Property Management of California L.L.C. and Seller dated as of September 18, 2002.

                  "Purchase Price" shall have the meaning assigned thereto in subsection 2.2(a).

                  "REA" shall mean that certain Construction, Operation, and Reciprocal Easement Agreement by and between Crow Winthrop Operating Partnership, a Maryland general partnership, and Crow Winthrop Development Limited Partnership, a Maryland limited partnership, recorded on July 30, 1985, as Instrument No. 85-279768 in the Official Records, as affected by that certain Confidential Settlement Agreement and Mutual Release of Past Claims entered into as of February 15, 2002 by and between Crow Winthrop Development Limited Partnership, Crow Orange County Management Company, Inc., and their affiliates, and Jamboree, LLC and its affiliates and various other parties specifically named therein.

                  "Releasees" shall have the meaning assigned thereto in Section 7.4.

                  "Rent Collection Agreement" shall mean that certain Agreement for Lockbox Rental Collection between CB Richard Ellis and Seller dated as of September 12, 2002.

                  "Rents" shall have the meaning assigned thereto in subsection 10.1(a).

                  "Repayment Costs" shall have the meaning assigned thereto in subsection 2.4(b).

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                  "Reporting Person" shall have the meaning assigned thereto in subsection 14.4(c).

                  "Required Estoppel" shall have the meaning assigned thereto in subparagraph 6.2(a)(i)(H).

                  "Seller" shall have the meaning assigned thereto in the Preamble to this Agreement.

                  "Seller Exculpated Parties" shall have the meaning assigned thereto in Section 14.2.

                  "Seller's Leasing Costs" shall have the meaning assigned thereto in Section 10.9.

                  "Seller-Related Entities" shall have the meaning assigned thereto in Section 11.2.

                  "Seller's Knowledge" shall mean the actual knowledge of Seller based upon the actual knowledge of David Z. Hirsh, Frank Cohen and Brian Vaas, without any duty on the part of any such officers or other Persons to conduct any independent investigation or make any inquiry of any Person. The aforementioned Persons are the only Senior Management personnel employed by Seller or its affiliates who have significant knowledge concerning the ownership, leasing, financing and the day to day operation of the Property.

                  "Senior Mezzanine Loan" shall mean the senior mezzanine loan to BRE/Park Place Mezzanine L.L.C., held by Fleet National Bank in the original principal amount of $26,500,000.

                  "Space Lease" shall have the meaning assigned thereto in subsection 3.2(b).

                  "Tenant Estoppel" shall have the meaning assigned thereto in subsection 3.4(h).

                  "Tenant Notices" shall have the meaning assigned thereto in subparagraph 6.1(a)(i)(C).

                  "Termination Notice" shall have the meaning assigned thereto in subsection 7.2(b).

                  "Title Commitment" shall mean that certain title report issued by the Title Company, dated January 20, 2004 and referred to as order number 43803079 as annotated and attached hereto as Exhibit K.

                  "Title Company" shall mean Chicago Title Insurance Company, acting through its authorized agent, Fidelity National Title Insurance Company of New York, TSNY Division, provided, however, that the primary location for conducting title and escrow functions, without collection of any portion of the premium in connection with the issuance of such Title Policy, shall be the downtown Los Angeles, California offices of Chicago Title Insurance Company.

                  "Title Policy" shall mean a form 1970B ALTA owner's title insurance policy issued by the Title Company insuring Buyer's title to the Property subject only to the Permitted

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Exceptions in an amount equal to the Purchase Price, and otherwise in the form of the Title Commitment.

                  "Western Mutual Leasing Costs" shall have the meaning given thereto in Section 10.8(B).

                  "Western Mutual Escrow Agreement" shall have the meaning given thereto in Section 10.8(B).

                                   ARTICLE II

                        SALE, PURCHASE PRICE AND CLOSING

                  SECTION 2.1. Sale of Asset. (a) On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Asset.

                  (b) The transfer of the Asset to Buyer shall include the transfer of all Asset-Related Property. For purposes of this Agreement, "Asset-Related Property" shall mean all of Seller's right, title and interest in and to the following:

                  (i) all easements, covenants and other rights appurtenant to the Property and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Property and to the center line thereof;

                  (ii) all furniture, fixtures, equipment and other personal property which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Property and are used in connection with the operation of the Property (but not including items owned or leased by tenants or which are leased by Seller) (collectively, the "Personal Property");

                  (iii) to the extent they may be transferred under applicable law, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated (including, without limitation, liquor licenses, permits for helipads and permits for emergency generators, if any, that are held by Seller);

                  (iv) to the extent assignable, all warranties, if any, issued to Seller (or any predecessor of Seller and currently held by Seller) by any manufacturer, supplier or contractor in connection with construction or installation of equipment or any component of the Improvements or personal property conveyed as part of the Property;

                  (v) to the extent assignable, all Contracts held by Seller with respect to the Property and its mechanical equipment, elevators and other elements;

                  (vi) all leases, licenses, contracts and other agreements, to the extent transferable, for the use and occupancy of all or any part of the Property, and all security

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         and escrow deposits held by Seller in connection with any such leases, licenses, contracts and other agreements;

                  (vii) any plans and specifications relating to the Improvements in Seller's possession or located at the property management office of Seller at the Property;

                  (viii) to the extent assignable, all environmental, soil, water, asbestos or similar reports prepared by third parties and delivered to Buyer as part of due diligence or otherwise made available in the Asset File; and

                  (ix) all books, records, tenant files and all correspondence relating to the operation of the Property, in each case located at the Property or contained in the Asset File, excluding all internally prepared materials and all materials subject to confidentiality arrangements or attorney-client privilege.

                  SECTION 2.2. Purchase Price.

                  (a) The consideration for the purchase of the Asset shall be Two Hundred Sixty Million Dollars ($260,000,000) (the "Purchase Price"), which shall be paid by Buyer to Seller at the Closing in immediately available funds by wire transfer to such accounts that Seller shall designate to Buyer; provided that such amount shall be (i) reduced (A) by the Earnest Money and (B) the outstanding balance of principal and interest on the Loans being assumed by Buyer at the Closing and (ii) adjusted for Closing adjustments as described in
Article X below.

                  (b) No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

                  SECTION 2.3. Earnest Money.

                  (a) On or before one Business Day after the date hereof, Buyer shall deposit with Title Company, as escrow agent (in such capacity, "Escrow Agent"), an amount equal to One Million Dollars ($1,000,000) (together with all accrued interest thereon, the "Initial Deposit") in immediately available funds by wire transfer to such account as Escrow Agent shall designate to Buyer. If this Agreement is not terminated on or prior to the Due Diligence Expiration Date in accordance with subsection 7.2(b) then Buyer shall deposit with the Escrow Agent on or before one Business Day after the Due Diligence Expiration Date an additional amount equal to Eight Million Dollars ($8,000,000) (together with all accrued interest thereon, the "Additional Deposit"; the Initial Deposit and the Additional Deposit, to the extent deposited by Buyer, collectively, the "Earnest Money") in immediately available funds by wire transfer to such account as Escrow Agent shall designate to Buyer. Except as otherwise may be expressly provided in this Agreement, (i) the Initial Deposit shall become non-refundable if the Agreement if not terminated on or prior to the Due Diligence Expiration Date in accordance with Section 7.2(b) hereof and (ii) the Additional Deposit shall become non-refundable upon deposit with Escrow Agent in accordance with the terms of this Section 2.3 hereof.

                  (b) The Initial Deposit and the Additional Deposit, upon delivery by Buyer to Escrow Agent, will be deposited by Escrow Agent in an interest-bearing account acceptable to Buyer and Seller and shall be held in escrow in accordance with the provisions of Section 14.5.

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If Buyer terminates this Agreement prior to the Due Diligence Expiration Date in accordance with subsection 7.2(b), Escrow Agent shall promptly return the Initial Deposit to Buyer. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, Buyer shall receive a credit for such interest in accordance with subsection 2.2(a).

                  SECTION 2.4. Assumption of the Loans. (a) Upon the Closing, the Buyer shall assume the Loans. In addition to the Purchase Price and any other costs and expenses that are the responsibility of Buyer under this Agreement, the Buyer agrees to pay (i) up to a .5% assumption fee with respect to the Loans and (ii) all other fees, costs and expenses payable to holders of the Loans expressly set forth in the Loan Documents in connection with the transfer of the Asset, the assumption of the Loans and the acquisition of the Assumption Consent, including without limitation: all legal fees, title fees and premiums, servicer fees and all costs and premiums under any interest rate swap, cap or similar agreements either acquired or assumed by Buyer in connection with the Loans (collectively, the "Assumption Costs"). The Seller shall submit to the Lenders the initial request for the consents necessary in connection with the assumption of the Loans (collectively, the "Assumption Consent"). Each of Buyer and Seller hereby agrees to reasonably cooperate with each other and the Lenders, at no cost to Seller, in connection with Buyer's assumption of the Loans and the acquisition of the Assumption Consent

                           (b) Notwithstanding anything to the contrary
contained in this Agreement, in lieu of Buyer's assumption of all of the Loans, Buyer shall have the right, at any time prior to Closing, on two Business Days written notice to the Seller to elect to have the Loans (or a portion thereof) repaid at Closing if and to the extent that the applicable Lender consents to such repayment at the Closing. In the event Buyer acquires any Lender's consent to repay a portion of the Loan at the Closing, then Buyer shall pay all fees, costs and expenses payable in connection with such repayment, including, without limitation, all prepayment fees and premiums, all due on sale costs, breakage costs and other fees and costs as required to effectuate the repayment (collectively, the "Repayment Costs") and Buyer shall assume any portion of the Loans not so repaid in accordance with the other provisions of this Agreement relating to the assumption of the Loans. The ability to repay the Loans or any portion thereof shall not be a condition precedent to Buyer's obligations with respect to the Closing. If any portion of the Loans are repaid at the Closing, then notwithstanding any provision herein to the contrary, all references in this Agreement to the assumption of the Loans shall no longer be applicable with respect to the portion of the Loan that is being repaid at the Closing. The provisions of this Section 2.4(b) shall not limit the obligations of Buyer under
Section 4.2 hereof.

                           (c) Buyer and, if the Buyer is other than Maguire
Properties, L.P., Maguire Properties, L.P., hereby indemnify and hold the Seller Exculpated Parties (as hereinafter defined) harmless from and against all Assumption Costs and Repayment Costs that the Seller or the Exculpated Parties incur in connection with obtaining the Assumption Consent or in connection with the repayment of all or any portion of the Loans as contemplated above, whether or not such Assumption Consent is acquired or repayment occurs. This indemnity shall survive the Closing and any termination of this Agreement.

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                  SECTION 2.5. The Closing. (a) The closing of the sale and
purchase of the Asset (the "Closing") shall take place on the later of (i) February 28, 2004 and (ii) three (3) business days after Buyer receives the Assumption Consent or consent to prepay the Loans in accordance with the provisions of Section 2.4 (the "Closing Date").

                  (b) The Closing shall be held on the Closing Date at 10:00 A.M. through an escrow with the Title Company or in another manner and location as may be agreed between the parties hereto.

                  (c) In the event that Buyer is unable to obtain the Assumption Consent on or before May 31, 2004, then either Seller or Buyer may terminate this Agreement. In such event, and provided that Buyer has complied in all respects with its obligations under subsection 4.2(A), Escrow Agent shall promptly return the Earnest Money to Buyer.

                                  ARTICLE III

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

                  SECTION 3.1. General Seller Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

                           (A) Formation; Existence. It is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

                           (B) Power and Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the sale of the Asset and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).

                           (C) No Consents. Except for the Assumption Consent and except for any consent, license, approval, order, permit, authorization, registration, filing or declaration, the failure of which to obtain will not materially adversely effect (A) Seller's ability to consummate the transactions contemplated by this Agreement,
         (B) the ownership of the Asset or (C) the operation of the Property, no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

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                           (D) No Conflicts. The execution, delivery and
         compliance with, and performance of the terms and provisions of, this Agreement, the sale of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) upon receipt of the Assumption Consent, conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) to Seller's Knowledge, violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties except, in each case, for any conflict or violation which will not impose any liability on Buyer nor materially adversely effect (A) Seller's ability to consummate the transactions contemplated by this Agreement, (B) the ownership of the Asset or (C) the operation of the Property.

                           (E) Foreign Person. Seller is not a "foreign person" as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

                  SECTION 3.2. Representations and Warranties of Seller as to the Asset. Seller hereby represents and warrants to Buyer as follows:

                           (A) Contracts. All Contracts executed by Seller and effective as of the date hereof are set forth on Schedule 3.2(a) attached hereto and the same have not been modified or amended, except as described on such Schedule. Seller has not received any written notice of a default under the Contracts and to Seller's Knowledge no party to any of the Contracts is in default of a material obligation thereunder. True complete copies of the Contracts have been delivered to or made available for review by Buyer.

                           (B) Space Leases. As of the date hereof, the leases listed on Schedule 3.2(b) attached hereto (the "Space Leases"), (i) constitute all the leases, licenses and occupancy agreements relating to the Property under which Seller is the holder of any interest, (ii) have not been modified, amended, renewed, terminated or extended except as stated in Schedule 3.2(b) and (iii) contain the entire agreement between the parties named therein. As of the date hereof, except as set forth in Schedule 3.2(b), (i) fixed rent and additional rent are currently being collected under such Space Leases without offset, counterclaim or deduction, (ii) to Seller's Knowledge, each of the Space Leases is in full force and effect and (iii) Seller has not received any written notice of default (that remains uncured). As of January 31, 2004, except as set forth on Schedule 3.2(b) hereof, to Seller's Knowledge, no tenant under any Space Lease is in default of a material obligation under such Space Lease. Except as set forth on
         Schedule 3.2(b) and except for improvements or tenant improvement allowances due from landlord pursuant to the Space Leases upon specified future dates or specified future events such as renewal, expansion or refurbishing, all work, repairs, alterations, and improvements required to be completed by Seller as a tenant inducement or concession for execution of a Space Lease have been completed and are fully paid for. Except as set forth on Schedule 3.2(b) or in the Space Leases (i) there is no free rent, operating expense abatement, rebate, allowance or other unexpired concession under the Space Leases and (ii) Seller has not granted any right of first refusal or right to purchase the Property. True and complete copies of the Space Leases have been delivered to Buyer. If any Space Lease, so delivered, contains provisions that are inconsistent with the foregoing representations and warranties, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistencies and to conform such representations and warranties to the provisions of the Space Leases.).

                           (C) Brokerage Commissions.

                                    As of the date hereof, there are no unpaid
         brokerage commissions or finders' fees payable by the landlord with respect to the current or any renewal term of any of the Space Leases other than those set forth on Schedule 3.2(c) attached hereto and Seller has no agreement with any broker with respect to any renewal term or any expansion of any Space Lease except pursuant to the Exclusive Listing Agreement and as set forth in Schedule 3.2(c).

                           (D) Condemnation. To Seller's Knowledge, as of the date hereof, there is no pending condemnation or similar proceedings affecting the Property, and no such action is threatened or contemplated.

                           (E) Litigation. Except as disclosed in Schedule 3.2(e) attached hereto, there are no legal actions or arbitrations at law or in equity against or affecting the Asset that have been served on Seller as of the date hereof in any court or before or by an arbitration tribunal or regulatory commission, department or agency and to Seller's Knowledge, there are no such actions, suits or proceedings pending or affecting the Asset, which, if adversely determined, would materially adversely effect (i) Seller's ability to consummate the transactions contemplated by this Agreement, or (ii) the Buyer's ownership of the Asset.

                           (F) Loan Documents. The Loan Documents, including all amendments, modifications and supplements thereto with respect to the Loans are set forth on Schedule 3.2(f) attached hereto, and neither Seller nor the Mezzanine Borrowers have received any notice of default or acceleration under the Loan Documents (which remains uncured) and Seller and the Mezzanine Borrowers are current with respect to payments of principal and interest under the Loans. True and complete copies of the Loan Documents have been delivered to or made available for review by Buyer.

                           (G) REA. True and complete copies of the REA have
                  been delivered or made available for review by the Buyer. The REA has not been amended, modified, supplemented or otherwise terminated. Seller has not received any written notice of any material defaults by Seller under the REA and to Seller's Knowledge, no other party to the REA is in default of any of its material obligations under the REA except as may be set forth in the correspondence delivered to Buyer in the Asset File. Seller has not received any written notice of the commencement of construction by any party to the REA except as set forth in the correspondence delivered to Buyer in the Asset File.

                           (H) Air Space Lease. True and complete copies of the
                  Air Space Lease have been delivered to or made available for review by the Buyer. The Air Space

                  Lease has not been amended, modified, supplemented or otherwise terminated. Seller has not received any written notice of any material defaults by Seller under the Air Space Lease and to Seller's Knowledge, no other party to the Air Space Lease is in default of any of its material obligations under the Air Space Lease except as may be set forth in the correspondence delivered to Buyer in the Asset File.

                           (I) Hazardous Materials. Seller has not received
                  written notice from a governmental authority of a violation of law, with respect to Hazardous Materials affecting the Property.

                           (J) Compliance with Laws. Seller has received no
                  written notice from any governmental agency having jurisdiction over the Property that the Property is not in compliance with applicable law.

                  SECTION 3.3. Limitations on Representations and Warranties of Seller. If the representations or warranties relating to the Space Leases set forth in subsection 3.2(b) and the status of the tenants thereunder contained herein were true and correct as of the date of this Agreement, no change in circumstances or status of the tenants (e.g., tenant defaults, bankruptcies, or other adverse matters relating to a tenant) occurring after the date hereof, shall permit Buyer to terminate this Agreement or constitute grounds for Buyer's failure to close. The provisions of this Section 3.3 shall not limit or modify either (a) the Tenant Estoppel closing delivery requirement set forth in Section 6.21(a)(i)(G) or (b) the Buyer's rights pursuant to Section 7.2 of this Agreement.

                  SECTION 3.4. Covenants of Seller Prior to Closing. From the date hereof until Closing or earlier termination of this Agreement, Seller or Seller's agents shall:

                           (A) Operation. Operate and maintain the Property substantially in accordance with practices customary for property owners owning properties of similar type and size in the Irvine market.

                           (B) New Contracts. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, not enter into any third party contracts; provided that Seller may enter into any Contracts without Buyer's consent (i) prior to the date that is 3 days before the Due Diligence Expiration Date, without limitation, and (ii) after the Due Diligence Expiration Date if such contract (A) does not require the payment of more than $25,000 in any calendar year or (B) is terminable, without penalty or termination fee, upon 30 days or less prior notice. If Seller enters into any Contracts after the date of this Agreement, then Seller shall promptly provide written notice and a copy thereof to Buyer and unless such Contract required Buyer's approval pursuant to this paragraph and such approval was not obtained, Buyer shall assume such Contract at Closing and the schedule of Contracts attached to the Assignment of Contracts shall be so modified, and such Contract shall be deemed added to Schedule 3.2(a) attached hereto and Schedule 3.2(a) shall be deemed amended at the Closing to include such contracts. If a new Contract requires Buyer's approval and Buyer does not object within seven days after receipt of a copy of such Contract, then Buyer shall be deemed to have approved such Contract.

                           (C) New Space Leases. (i) Continue its present rental program and efforts at the Property to rent vacant space, provided that, following the date that is 3 days prior to the Due Diligence Expiration Date, without the prior consent of Buyer, which consent may be withheld in the sole discretion of Buyer, Seller shall not execute any new lease or amend, terminate or accept the surrender of any existing tenancies except that Seller is authorized to (A) accept the termination of Space Leases at the end of their existing terms and (B) execute a lease with Private Heathcare on terms and conditions substantially in accordance with Schedule 3.4(c) hereof. If a new lease or an amendment, renewal or extension of an existing Space Lease requires Buyer's consent and Buyer does not object within seven days after receipt of a copy of such lease, amendment, extension or renewal, then Buyer shall be deemed to have approved such lease or amendment. If a new lease does not require Buyer's consent, then Seller shall promptly provide written notice of such lease and a copy thereof to Buyer.

                  (ii) If Seller enters into any leases after the date of this Agreement, then unless such lease required Buyer's approval pursuant to this paragraph and such approval was not obtained, Buyer shall assume such lease at Closing and the schedule of Space Leases attached to the Assignment of Leases shall be so modified, and such lease shall be deemed added to Schedule 3.2(b) attached hereto and
         Schedule 3.2(b) shall be deemed amended at the Closing to include such lease.

                           (D) Litigation. Advise Buyer promptly of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any governmental agency which affects any Asset in any material respect, which is instituted after the date of this Agreement and served on Seller, and which, if adversely determined, would materially adversely effect (i) Seller's ability to consummate the transactions contemplated by this Agreement, (ii) the ownership of the Asset or (iii) the operation of the Property.

                           (E) Insurance. Keep the Property insured against fire and other hazards in such amounts and under such terms as Seller deems advisable, provided such amounts and terms do not provide for less coverage than in effect as of the date of this Agreement.

                           (F) Sale of Personal Property. Not transfer or dispose of, or permit to be sold, transferred or otherwise disposed of, any item or group of items constituting Personal Property, except for the use and consumption of inventory, office and other supplies and spare parts, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

                           (G) Performance Under Space Leases. Perform, or cause its agents to perform, in all material respects, all obligations of landlord or lessor under the Space Leases.

                           (H) Tenant Estoppels.Within ten Business Days following the Due Diligence Expiration Date, prepare and deliver to all tenants under the Space Leases, an estoppel certificate in the form of Exhibit A attached hereto (the "Tenant Estoppel") and request each such tenant to execute and deliver the Tenant Estoppel to Seller. Seller shall use commercially reasonable efforts to obtain the executed Tenant Estoppels in substantially the same form as Exhibit A from such tenants (without the obligation to incur any material cost or liability in connection with such efforts or making any payments or granting any concessions under the Space Leases and without the obligation to declare any tenants in default under the Space Leases or to initiate any proceeding thereunder). Other than as set forth in subparagraph 6.2(a)(i)(G), the receipt of any Tenant Estoppel or any matter raised in any Tenant Estoppel shall not be a condition to Buyer's obligation to close and shall not constitute grounds to refuse to close. If a tenant returns an executed Tenant Estoppel to Seller, Seller shall deliver to Buyer a copy of such executed Tenant Estoppel following Seller's receipt of such Tenant Estoppel.

                           (I) Cooperation with Buyer's Auditors and SEC Filing
Requirements. Cooperate (at no cost to Seller) with Buyer to provide Buyer access to such factual information concerning the operation of the Property as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer or its affiliates to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission ("SEC"). At Buyer's sole cost and expense, Seller shall allow Buyer's auditor (KPMG LLP or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for the year of Closing (to the date of Closing) and to the extent in Seller's or its property manager's possession, the two prior years, and shall cooperate (at no cost to Seller) with Buyer's auditor in the conduct of such audit and in connection with such audit deliver to Buyer's auditor a representation letter in the form attached hereto as Schedule 3.4(I) with respect to the period of time during which Seller owned the Property only. Without limiting the foregoing, Buyer or its designated independent or other auditor may audit Seller's operating statements of the Property, at Buyer's expense; provided, however, that the foregoing obligations of Seller under this subsection shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information. The obligations of Seller under this subsection 3.4(I) shall survive the Closing.

                  (J) Storage Tank. Seller shall cause to be completed the obligations outlined in the Pacific Systems Electric Agreement (the "Storage Tank Replacement") at Seller's sole cost. Seller shall use commercially reasonable efforts to cause the completion of such work by the Closing Date. In the event the Storage Tank Replacement is not completed on or before the Closing Date, then on the Closing Date Seller shall deposit in escrow with the Escrow Agent funds sufficient to fulfill its obligations under the Pacific Systems Electric Agreement (the "Storage Tank Replacement Escrow"). Upon lien- free completion of the Storage Tank Replacement (which completion shall require, without limitation, receipt of a closure letter from the applicable governmental agency), Escrow Agent shall pay to Pacific Systems Electric the amount owed to Pacific Systems Electric pursuant to the Pacific Electric Systems Agreement and shall return the remaining Storage Tank Replacement Escrow Funds to Seller. Seller and Buyer shall enter into an Escrow Agreement on the Closing Date (the "Storage Tank Replacement

Escrow Agreement") reflecting the provisions of this Section 3.4(J) and such Storage Tank Replacement Escrow shall include a mechanism pursuant to which Seller may, prior to the release of the Storage Tank Replacement Escrow, dispute any funds claimed by due to Pacific Systems Electric. Seller's obligations under this Section 3.4(J) are not limited to the funds in the Storage Tank Replacement Escrow. If Seller fails to cause the completion of the Storage Tank Replacement within 60 days after the Closing Date, then on written notice to Seller, Buyer shall have the right to cause the completion of the Storage Tank Replacement at Seller's cost (subject to application of funds in the Storage Tank Replacement Escrow against such costs). Buyer hereby agrees to cooperate with Seller, at Seller's sole cost, in connection with the lien-free completion of the Storage Tank Replacement, including, without limitation, execution of such letters, documents and instruments that may be reasonably requested by Seller. Seller hereby indemnifies, defends and holds Buyer harmless from and against all Losses arising out of or related to the Storage Tank Replacement. The provisions of this Section 3.4(J) shall survive the Closing Date, without application of any time limitation set forth in Section 11.4.

                                   ARTICLE IV
           REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER AND THE
                                MAGUIRE GUARANTOR

                  SECTION 4.1. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

                           (A) Formation; Existence. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland.

                           (B) Power; Authority. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Asset and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights and by general principles of equity (whether applied in a proceeding at law or in equity).

                           (C) No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

                           (D) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Asset, will not (i) conflict with or result in any violation of its organizational documents,

         (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) to Buyer's knowledge, violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

                  SECTION 4.2. Covenants of Buyer. From the date hereof until Closing or earlier termination of this Agreement, Buyer or Buyer's agents shall:

                           (A) Loan Assumption. Use all commercially reasonable efforts to cooperate with Seller and Lenders in connection with obtaining the Assumption Consent for the Loans and the acknowledgment attached as Exhibit E hereto, including, but not limited to (i) satisfying any reasonable requirements of the Lenders and (ii) providing to the lenders any financial statements or other materials they may reasonably request, including financial statements of Maguire Properties, L.P. In furtherance of the foregoing, Buyer shall deliver to Seller within 15 days of the date hereof (the "Loan Submission Date"), a description of the Buyer's proposed ownership structure of the Property, financial statements of Maguire Properties, Inc., a proposed management agreement, updated title report and, if available, Survey, a draft non-consolidation opinion and draft organizational documents for delivery by Seller to the holders of the Loans (the "Initial Loan Materials"). In the event Buyer fails to deliver the Initial Loan Materials to Seller within 15 days of the date of this Agreement, Seller shall have the right, within five Business Days of the Loan Submission Date to terminate this Agreement. Upon any such termination by Seller pursuant to the provisions of this Section 4.2(A), the Earnest Money shall be returned to Buyer and neither Seller nor Buyer shall have any obligations under this Agreement, except those obligations specifically stated to survive a termination hereof.

                           (B) REA. Not make any request of, contact or communicate with any party to the REA (other than the Seller), including the Managing Agent, without in each instance the prior written consent of Seller. Buyer further covenants that it shall not request an estoppel certificate from Seller concerning the REA or require Seller to request an estoppel certificate from any party to the REA. Notwithstanding anything contained in this Agreement, in no event shall it be a condition precedent to the Closing for Seller to deliver an estoppel from any party to the REA.

                           (C) Non-Recourse Carveout Guaranty. Maguire
         Properties, L.P. shall execute a replacement or substitute non-recourse carveout guaranty (the "Loan Guaranty") in the form attached hereto as Exhibit J and as otherwise may be acceptable to the Lenders and reasonably acceptable to Maguire Properties, L.P. and Seller, in order for the Lenders to grant the Assumption Consent and the assumption of the Loans by Buyer and release the current guarantors of the Loan from liability that accrues from and after the Closing Date.

                                   ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

                  SECTION 5.1. Conditions Precedent To Seller's Obligations. The obligation of Seller to consummate the transfer of the Asset to Buyer on the Closing Date is subject to the satisfaction (or waiver) by Seller as of the Closing of the following conditions:

                  (a) Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

                  (b) Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Buyer on or before the Closing.

                  (c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

                  (d) No action, suit or other proceeding shall be pending which shall have been brought by any Person (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the Asset or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby.

                  (e) Seller shall have received all of the documents required to be delivered by Buyer under subsection 6.1(a).

                  (f) Seller shall have received the Purchase Price in accordance with subsection 2.2(a) and all other amounts due to Seller hereunder.

                  SECTION 5.2. Conditions to Buyer's Obligations. The obligation of Buyer to purchase and pay for the Asset is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

                  (a) Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and, except as provided in Section 3.3 hereof, on and as of the Closing Date as though such representations and warranties were made on and as of Closing Date.

                  (b) Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing.

                  (c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

                  (d) No action, suit or other proceeding shall be pending which shall have been brought by any Person (other than the parties hereto and their affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the Asset or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby.

                  (e) Title to the Property shall be delivered to Buyer in the manner required under Section 8.1 and the Title Company shall be prepared, upon payment of the policy premium, to issue the Title Policy to Buyer upon the Closing.

                  (f) Buyer shall have received all of the documents required to be delivered by Seller under subsection 6.2(a).

                  (g) Subject to the provisions of Section 2.4(b), Buyer shall have received the Assumption Consent from the Lenders.

                                   ARTICLE VI

                               CLOSING DELIVERIES

                  SECTION 6.1. Buyer Closing Deliveries.

                  (a) Buyer shall deliver the following documents at Closing:

                  (i)      with respect to the Asset:

                           (A) an assignment and assumption of Seller's interest in the leases (an "Assignment of Leases") duly executed by Buyer in substantially the form of Exhibit B attached hereto;

                           (B)      an assignment and assumption of all
                  Contracts other than the Property Management Agreement, Rent Collection Agreement, the Pacific Systems Electric Agreement and the Exclusive Listing Agreement (an "Assignment of Contracts") duly executed by Buyer in substantially the form of Exhibit C attached hereto

                           (C) if required under Section 10.8(B), the Western Mutual Escrow Agreement;

                           (D) if required under Section 3.4(J), the Pacific Systems Escrow Agreement;

                           (E) notice letters ("Tenant Notices") duly executed by Buyer, in substantially the form of Exhibit D attached hereto; such Tenant Notices shall be delivered by Buyer to each tenant and other such entity promptly following Closing;

                  (ii) with respect to the Loans being assumed or taken subject to by Buyer at Closing:

                           (A) such documents as the holder of such Loan shall reasonably require in connection with the assumption or retention of such Loan by the Buyer, including, without limitation, replacement guaranties, letters of credit or other credit support to the extent such credit support has been provided by the Seller or their affiliates;

                           (B) an amount, in immediately available federal funds, sufficient to cause all deposits and reserve accounts being held by the Lenders in connection with the Loans, including, without limitation the Collateral Accounts (as defined in the Loan Documents) to be refunded to Seller and the Mezzanine Borrowers in full on the Closing Date or sufficient to add such amounts to the Purchase Price pursuant to Section 10.9 below;

                           (C) an acknowledgment in the form of Exhibit E, executed by the holders of the Loans being assumed by the Buyer at that Closing, acknowledging that Seller and its affiliates, officers, directors and agents shall not be liable for any Losses or other obligations which may accrue or arise from and after the applicable Closing Date with respect to the Loans or under any of the Loan Documents (including, without limitation, the Loan Guaranty provided by affiliates of the Seller). Notwithstanding the foregoing, delivery of the acknowledgment described in this subsection (C) shall be a condition precedent to Seller's obligation to Closing, but shall not be a covenant of Buyer and Buyer shall not be in default of this Agreement if Buyer is unable to obtain such acknowledgment from Lenders.

                  (iii) with respect to the transactions contemplated hereunder:

                           (A) such other assignments, instruments of transfer, and other documents as Seller may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by Buyer with the covenants, agreements, representations and warranties made by it hereunder, in each case, duly executed by Buyer, including, without limitation an assignment and assumption, without representation or warranty, of the earthquake insurance policies described on Schedule 10.9 hereof;

                           (B) a duly executed and sworn Secretary's Certificate from Buyer (or the general partners of Buyer, where appropriate) certifying that Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

                           (C) an executed and acknowledged incumbency certificate from Buyer (or the general partners of Buyer, where appropriate) certifying the authority of the officers of Buyer (or the general partner of Buyer, where appropriate) to execute this Agreement and the other documents delivered by Buyer to Seller at the Closing; and

                           (D) a closing statement, prepared by Escrow Agent, and approved by Seller, consistent with the terms of this Agreement.

                  SECTION 6.2. Seller Closing Deliveries.

                  (a) Seller shall deliver the following documents at Closing:

                  (i)      with respect to the Asset:

                           (A) a grant deed (a "Deed") in substantially the form of Exhibit F duly executed by Seller;

                           (B) an Assignment of Leases duly executed by Seller;

                           (C) a bill of sale (a "Bill of Sale") duly executed by Seller in substantially the form of Exhibit G hereto, relating to the Personal Property;

                           (D) an Assignment of Contracts duly executed by Seller; Seller shall also deliver an assignment of the warranties and rights to enforce the workmanship of the work under the Pacific Systems Electric Agreement and a conditional assignment of the Pacific Systems Electrical Agreement to permit Buyer to cause the completion of the Storage Tank Replacement if Seller fails to do so within 60 days after the Closing Date in accordance with the provisions of Section 3.4(J) hereof;

                           (E)      the Tenant Notices duly executed by Seller;

                           (F) an affidavit that Seller is not a "foreign person" within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit H hereto and a California Form 593W;

                           (G) Tenant Estoppels from the Major Tenants (other than Cal Trans) and from tenants under Space Leases covering, together with the Major Tenants, at least 75% of the total rentable space of the Improvements (the "Required Estoppels") substantially in the form attached hereto as Exhibit A or in a form which otherwise certifies as to those matters which are specifically required to be certified by such tenant pursuant to the provisions of such tenant's Space Lease, in each case, without any material modifications, landlord defaults or other material adverse matters alleged on the part of the tenant under the applicable

                  Space Lease. At the election of Seller, Seller may deliver an estoppel from CalTrans, substantially in the form attached hereto as Exhibit A-1, without material adverse modifications landlord defaults or other material adverse matters alleged on the part of CalTrans the "Cal Trans Estoppel") and upon the delivery of the Cal Trans Estoppel such Cal Trans Estoppel shall be counted toward the Required Estoppels. Notwithstanding the foregoing, in the event Buyer does not object to an estoppel certificate in a written notice to Seller specifying Buyer's objections to the form of such estoppel certificate within three Business Days after receipt thereof, such estoppel certificate shall be deemed a valid estoppel certificate for all purposes hereunder, including being counted towards the Required Estoppels;

                           (H) Termination of the Property Management Agreement, duly executed by Seller and the Property Manager;

                           (I) copies, and if available, originals of the Space Leases referred to in the Assignment of Leases and the Contracts referred to in the Assignment of Contracts which delivery may be satisfied by delivery of the on-site property management office at the Property;

                           (J) possession of the Asset as contemplated by this Agreement and keys to all locks at the Property and all access and alarm codes, all to the extent located in the property management office at the Property

                           (K) Termination notice of the Rent Collection Agreement dated as of the Closing, duly executed by Seller

                           (L) if required pursuant to Section 10.8(B), the Western Mutual Escrow Agreement, duly executed by Seller

                           (M) if required pursuant to Section 3.4(J), the Pacific Systems Escrow Agreement;

                           (N) Termination notice of the Exclusive Listing Agreement, duly executed by Seller;

                  (ii) with respect to the transactions contemplated hereunder:

                           (A) such other assignments, instruments of transfer, and other documents as Buyer may reasonably require in order to complete the transactions contemplated hereunder or to evidence compliance by Seller with the covenants, agreements, representations and warranties made by it hereunder, in each case, duly executed by Seller without limitation an assignment and assumption, without representation or warranty, of the earthquake insurance policies described on Schedule 10.9 hereof;

                           (B) a duly executed and sworn Secretary's Certificate from Seller certifying that Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended; and

                           (C) an executed and acknowledged incumbency certificate from Seller certifying the authority of the officers of Seller to execute this Agreement and the other documents delivered by Seller to Buyer at the Closing.

                  (iii) In the event any Asset Related Property is not assignable (such as a letter of credit that is not transferable), Buyer shall be entitled to the economic benefits of such property and Seller shall use commercially reasonable efforts to provide Buyer, at no cost to Seller, with the economic benefits of such property by enforcing such property (solely at Buyer's direction) for the benefit and at the expense of Buyer, including the execution of documents reasonably acceptable to Seller.

                                  ARTICLE VII

                              INSPECTIONS; RELEASE

                  SECTION 7.1. Right of Inspection. Prior to the Closing, Buyer and its agents shall have the right, upon reasonable prior written notice to Seller (which shall in any event be at least 24 hours in advance) and at Buyer's sole cost, risk and expense to (a) inspect the Property during business hours on Business Days and (b) to interview each of the Major Tenants regarding the status of each such Major Tenant's Space Lease, provided that any such inspection and any such interviews shall not unreasonably impede the normal day-to-day business operation of the Property, and provided further that Seller shall be entitled to accompany Buyer and its agents on any such inspection and any such interview. Notwithstanding the foregoing, and in addition to its obligations under Section 4.2(B), Buyer shall not have the right to interview the tenants under Space Leases (other than the Major Tenants as set forth above) or to do any invasive testing of the Property, in each case without the prior written consent of Seller in each instance in its sole discretion. Prior to any such inspection, Buyer shall deliver to Seller certificates reasonably satisfactory to Seller evidencing that Buyer's consultants and agents carry and maintain such general liability insurance policies with such companies and in such scope and amounts as are acceptable to Seller in its reasonable discretion, in all cases naming Seller as an additional insured thereunder. Buyer, and if Maguire Properties, L.P. is not the Buyer, Maguire Properties, L.P. hereby indemnify and agree to protect, defend and hold Seller, its partners, members and affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns (collectively, the "Indemnified Parties") harmless from and against any claim for liabilities, losses, expenses (including without limitation reasonable attorneys' fees), damages or injuries suffered or incurred by any of the Indemnified Parties arising out of, resulting from, relating to or in connection with (i) any inspection of the Property by Buyer or its agents, representatives, contractors or employees, (ii) any breach of the provisions of this Section 7.1, (iii) any breach of Section 4.2(B) and
(iv) any disclosure by Buyer or any other Person that is not permitted pursuant to Section 14.4 of this Agreement. The foregoing indemnity shall not be deemed an indemnity against pre-existing environmental or hazardous conditions discovered by Buyer's inspectors or for the gross negligence or willful misconduct of the Indemnified Parties. The provisions of this Article shall survive the Closing or the termination of this Agreement.

                  SECTION 7.2. Due Diligence Period.

                  (a) For the period commencing on the date of this Agreement and ending at 5:00 p.m. (Pacific Standard Time) on February 9, 2004, TIME BEING OF THE ESSENCE (the "Due Diligence Expiration Date"), Buyer shall have the right to conduct or cause to be conducted, at Buyer's sole cost, risk and expense, such inspections, tests, examinations and studies of the Asset as Buyer deems necessary or appropriate and to further examine all applicable records relating to the income, operation and maintenance of the Property to determine compliance of the Property with applicable laws and regulations, including, without limitation, zoning, building, land use and environmental protection laws; and to further confirm certain title matters. The provisions of Section 7.1 above shall apply to any investigations, interviews or inspections to be made by Buyer, including Buyer's investigation of the Permitted Exceptions, the Existing Survey and any update of the Existing Survey or new survey prepared with respect to the Property.

                  (b) If Buyer is not satisfied in its sole discretion regarding whether the Property is acceptable to Buyer, Buyer may terminate this Agreement by delivering to Seller written notice (the "Termination Notice") of its intent to exercise its right to terminate this Agreement under this subsection 7.2(b) on or before the Due Diligence Expiration Date. If the Termination Notice is delivered on or prior to the Due Diligence Expiration Date, the Initial Deposit shall be delivered to Buyer, this Agreement shall terminate, and upon such termination, neither Seller nor Buyer shall have any further obligation or liability to the other hereunder, other than those obligations which expressly survive the termination of this Agreement.

                  (c) During the Due Diligence Period, Seller shall, subject to the terms of this Agreement, reasonably cooperate with Buyer and such third parties as Buyer may engage in the performance by Buyer of its due diligence and shall provide Buyer, in a timely manner, all documents and other materials related to the Asset, which Buyer may reasonably request.

                  SECTION 7.3. Examination; No Contingencies.

                  (a) Except as provided in Article VII, prior to the Due Diligence Expiration Date, Buyer shall have made such examination of the Asset and all other matters affecting or relating to the transactions contemplated hereunder as Buyer deems necessary. In entering into this Agreement, Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by Seller, any partner of Seller, or any affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent Seller, with respect to the Asset, the Condition of the Asset or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement. Buyer's obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in this Agreement. Buyer acknowledges and agrees that, except as expressly set forth herein, Seller makes no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Asset or the

Condition of the Asset. BUYER AGREES THAT THE ASSET WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSET, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than representations and warranties of Seller expressly set forth in this Agreement. Without limiting the generality of the foregoing, except for the representations and warranties of Seller contained in this Agreement, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the Condition of the Asset or any aspect thereof, including, without limitation, (i) any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Asset or by operation of law, and (iii) all other statutory, express or implied representations or warranties by Seller whatsoever. Buyer acknowledges that Buyer has knowledge and expertise in financial and business matters that enable Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement.

                  (b) For purposes of this Agreement, the term "Condition of the Asset" means the following matters:

                  (i) Physical Condition of the Property. The quality, nature and adequacy of the physical condition of the Property, including, without limitation, the quality of the design, labor and materials used to construct the improvements included in the Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Property, the location of the Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the Personal Property and any fixtures; and the presence of any asbestos or other Hazardous Materials, dangerous, or toxic substance, material or waste in, on, under or about the Property and the improvements located thereon. "Hazardous Materials" means (A) those substances included within the definitions of any one or more of the terms "hazardous substances," "toxic pollutants", "hazardous materials", "toxic substances", and "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq. and
         Section 311 of the Clean Water Act and the regulations and publications issued under any such laws and (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls.

                  (ii) Adequacy of the Asset. The economic feasibility, cash flow and expenses of the Asset, and habitability, merchantability, fitness, suitability and adequacy of the Property for any particular use or purpose.

                  (iii) Legal Compliance of the Asset. The compliance or non-compliance of Seller or the operation of the Property or any part thereof in accordance with, and the contents of, (i) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with any governmental authorities asserting jurisdiction over the Property, including, without limitation, those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and Hazardous Materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of Hazardous Materials in, on, under or about the Property that would cause state or federal agencies to order a clean up of the Property under any applicable legal requirements and (ii) all agreements, covenants, conditions, restrictions (public or private), development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of the Property.

                  (iv) Matters Disclosed in the Scheduled Documents and Asset File. Those matters referred to in this Agreement and the documents listed on the Schedules attached hereto and the matters disclosed in the Asset File.

                  (v) Insurance. The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to the Property.

                  (vi) Condition of Title. The condition of title to the Property, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Property; and standby fees, taxes, bonds and assessments.

                  SECTION 7.4. Release. Buyer hereby agrees that Seller, and each of its partners, members, trustees, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliates and related entities, heirs, successors, and assigns (collectively, the "Releasees") shall be, and are hereby, fully and forever released and discharged from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, reasonably attorneys' fees, consultants' fees and costs and experts' fees (collectively, the "Claims") with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Asset or the Property including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (i) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Materials on, in, under or around the Property regardless of when such Hazardous Materials were first introduced in, on or about the Property, (ii) any patent or latent defects or deficiencies with respect to the Property, (iii) any and all matters related to the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, and (iv) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property; provided, however, that in no event shall Releasees be released from any Claims arising pursuant to the provisions of this Agreement or Seller's obligations, if any, under the Closing Documents. The Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal Superfund laws, 42 U.S.C. Sections 9601 et seq. and California Health and Safety Code Sections 25300 et seq. (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims released above and expressly waives the provisions of Section 1542 of the California Civil Code which provides:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR"

and all similar provisions or rules of law. In this connection and to the greatest extent permitted by law, the Buyer hereby agrees, represents and warrants that the Buyer realizes and acknowledges that factual matters now known to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damage, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and the Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that the Buyer nevertheless hereby intends to release, discharge and acquit the Seller from any such unknown Claims, debts, and controversies which might in any way be included as a material portion of the consideration given to the Seller by the Buyer in exchange for the Seller's performance hereunder.

                  The Seller has given the Buyer material concessions regarding this transaction in exchange for the Buyer agreeing to the provisions of this
Section 7.4. The Seller and the Buyer have each initialed this Section 7.4 to further indicate their awareness and acceptance of each and every provision hereof. The provisions of this Section 7.4 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

         SELLER'S INITIALS:                      BUYER'S INITIALS:

                DZH                                     MTL
         ------------------                      -----------------

                                  ARTICLE VIII

                         TITLE AND PERMITTED EXCEPTIONS

                  SECTION 8.1. Permitted Exceptions. The Property shall be sold and is to be conveyed, and Buyer agrees to purchase the Property, subject to the Permitted Exceptions.

                  SECTION 8.2. Title Commitment; Survey. Buyer has received and reviewed a copy of the Title Commitment and the Existing Survey. Except as expressly set forth in subsection 8.3(a), all title exceptions and matters set forth in the Title Commitment and on the Existing Survey shall be deemed Permitted Exceptions and are hereby approved by Buyer. This provision shall not limit or modify Buyer's rights pursuant to Section 7.2 of this Agreement.

                  SECTION 8.3. Delivery of Title.

                  (a) At the Closing, Seller shall obtain releases of (i) any liens encumbering the Property affirmatively placed on the Property after the effective date of the Title Commitment by Seller and (ii) any mechanics' liens or other monetary liens which may be removed by the payment of a liquidated amount that does not exceed $500,000 in the aggregate for all such liens. Other than as set forth above, Seller shall not be required to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall Buyer have any right of action against Seller, at law or in equity, for Seller's inability to convey title subject only to the Permitted Exceptions.

                  (b) Subject to the provisions of Section 8.3(a) above, but notwithstanding any other provision of this Agreement to the contrary, in the event that Seller is unable to convey title subject only to the Permitted Exceptions, and Buyer has not, prior to the Closing Date, given notice to Seller that Buyer is willing to waive objection to each title exception which is not a Permitted Exception, Seller shall have the right, in Seller's sole and absolute discretion, to (i) take such action as Seller shall deem advisable to attempt to discharge each such title exception which is not a Permitted Exception or (ii) terminate this Agreement. In the event that Seller shall elect to attempt to discharge such title exceptions which are not Permitted Exceptions, Seller shall be entitled to one or more adjournments of the Closing Date for a period not to exceed 90 days in the aggregate (but such period shall not exceed the period permitted by the Lenders for the assumption of the Loans). If, for any reason whatsoever, Seller has not discharged such title exceptions which are not Permitted Exceptions prior to the expiration of the last of such adjournments, and if Buyer is not willing to waive objection to such title exceptions, this Agreement shall be terminated as of the expiration of the last of such adjournments. In the event of a termination of this Agreement pursuant to this subsection 8.3(b), the Earnest Money shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Nothing in this clause
(b) shall require Seller, despite any election by Seller to attempt to discharge any title exceptions, to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor.

                  SECTION 8.4. Buyer's Right to Accept Title. Notwithstanding the foregoing provisions of this Article VIII, Buyer may, by notice given to Seller at any time prior to the earlier of (x) the Closing Date and (y) the termination of this Agreement, elect to accept such title as Seller can convey, notwithstanding the existence of any title exceptions which are not Permitted Exceptions. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but Buyer shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions.

                  SECTION 8.5. Cooperation. In connection with obtaining the Title Policy, Buyer and Seller, as applicable, and to the extent requested by the Title Company, will deliver the Title Company (a) evidence sufficient to establish (i) the legal existence of Buyer and Seller and (ii) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, (b) a certificate of good standing of Seller and an owner's affidavit in the form attached as Exhibit L.

                                   ARTICLE IX

                         TRANSACTION COSTS; RISK OF LOSS

                  SECTION 9.1. Transaction Costs.

                  (a) Buyer and Seller agree to comply with all real estate transfer tax laws applicable to the sale of the Asset. In addition to the foregoing and their respective apportionment obligations hereunder, (i) Seller and Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Asset and (ii) Buyer shall be responsible for all costs and expenses associated with (A) Buyer's due diligence, (B) all survey and search costs with respect to the Property and updates related thereto, (C) the cost of any endorsements (other than endorsements expressly agreed to be purchased by Seller in writing to cure a title exception that is not a Permitted Exception) or extended coverage to the Title Policy in excess of the CLTA portion of the Title Policy, (D) all costs and expenses of obtaining any financing (other than the Loans) Buyer may elect to obtain (including any fees, financing costs, mortgage and recordation taxes and intangible taxes in connection therewith), (E) all of the Assumption Costs and all of the Repayment Costs, (F) payment of the real estate commission described in subsection 14.3(b) to the Buyer's Broker, (G) one-half of any escrow fees charged in connection with the transactions contemplated by this Agreement and (H) all other costs which are the responsibility under applicable law for Buyer to pay (including, without limitation, all sales and use taxes due as a result of the sale of the Asset), and (iii) Seller shall be responsible for all costs and expenses associated with (A) payment, at the Closing, of the recording charges and fees and recordation taxes for the documents necessary to transfer the Asset,(B) the payment of the premium of the CLTA portion of the Title Policy and the payment for any endorsements expressly agreed to be provided by Seller in writing to cure a title exception that is not a Permitted Exception, (C) one-half of any escrow fees charged in connection with the transactions contemplated by this Agreement (D) the payment of documentary transfer taxes payable to the State of California, Orange County and the City of Irvine as a result of the conveyance of the Asset to Buyer pursuant to this Agreement and (E) all other costs which are the responsibility under applicable law for Seller to pay.

                  (b) Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys' fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section. The provisions of this Article IX shall survive the Closing or the termination of this Agreement without application of the time limitation in
Section 11.4 hereof.

                  SECTION 9.2. Risk of Loss.

                  (a) If, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or
(ii) taken as a result of any condemnation or eminent domain proceeding, Seller shall promptly notify Buyer and, at Closing, Seller will credit against the Purchase Price payable by Buyer at the Closing an amount equal to the net proceeds (other than on account of business or rental interruption), if any, received by Seller as a result of such casualty or condemnation less any amounts spent to restore. If as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Asset (without any credit for such insurance or condemnation proceeds) and Seller will at Closing assign to Buyer all rights of Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption) and to all other rights or claims arising out of or in connection with such casualty or condemnation.

                  (b) Notwithstanding the provisions of subsection 9.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation, Buyer shall have the right, exercised by notice to Seller no more than 10 days after Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If Buyer fails to timely terminate this Agreement in accordance with this subsection 9.2(b), the provisions of subsection 9.2(a) shall apply. As used in this subsection 9.2(b), a "Material Casualty" shall mean any damage to the Property or any portion thereof by fire or other casualty that either (x) is expected to cost in excess of $10,000,000 to repair or (y) results in the actual cancellation of Space Leases representing 75,000 rentable square feet or more of the Property. As used in this subsection 9.2(b), a "Material Condemnation" shall mean a taking of the Property or any material portion thereof as a result or a condemnation or eminent domain proceedings that, either (x) permanently and materially impairs the use and value of the Property, and which can not be restored to substantially the same use and value as before the taking or (y) results in the actual cancellation of Space Leases representing 75,000 rentable square feet or more of the Property.

                                   ARTICLE X

                                   ADJUSTMENTS

                  Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Buyer as of 11:59 P.M. on the day preceding the Closing, based upon a 365 day year, and the net amount thereof shall be added to (if such net amount is in Seller's favor) or deducted from (if such net amount is in Buyer's favor) the Purchase Price payable at Closing:

                  SECTION 10.1. Fixed Rents and Additional Rents

                  (a) Fixed rents (collectively, "Fixed Rents") and Additional Rents (as hereinafter defined; Fixed Rents and Additional Rents being together referred to herein as "Rents") paid or payable by tenants under the Space Leases (other than CalTrans) in connection with their occupancy of the Property shall be adjusted and prorated on an if, as and when collected basis. Any Rents collected by Buyer or Seller after the Closing from any tenant who owes Rents for periods prior to the Closing, shall be applied (i) first, in payment of Rents owed by such tenant for the month in which the Closing occurs, (ii) second, in payment of Rents owed by such tenant for the month immediately prior to the month in which the Closing Date occurs,
(iii) third, in payment of Rents due and owed by such tenant, if any, for any period after the month in which the Closing Date occurs, and (iv) fourth, in payment of any remaining Rents owed by such tenant for any period prior to the month in which the Closing occurs. Each such amount, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled. For the purposes of this provision, the term "Additional Rent" shall mean amounts payable under any Space Lease for (i) the payment of additional rent based upon a percentage of the tenant's business during a specified annual or other period (sometimes referred to as "percentage rent"), (ii) so-called common area maintenance or "CAM" charges, and (iii) so-called "escalation rent" or additional rent based upon increases in real estate taxes or operating expenses or labor costs or cost of living or porter's wages or otherwise. Subject to collection of Rents from any tenant who owes Rents as provided in this Section 10.1(a) above, as to any Additional Rent owed by such tenant in respect of an accounting period that shall have expired prior to the Closing but which is payable after the Closing, Buyer shall pay the entire amount over to Seller upon Buyer's receipt thereof.

                  (b) Seller shall receive a credit at Closing with respect to the CalTrans Space Lease, in an amount equal to all uncollected Rents that have or will become due and payable under such Lease for the period of time through the Closing Date.

                  (c) Buyer shall bill tenants who owe Rents for periods prior to the Closing on a monthly basis following the Closing and use commercially reasonable efforts to attempt to collect such past due Rents, but shall not be obligated to engage a collection agency or take legal action to collect such amount. Notwithstanding the foregoing, if Buyer shall be unable to collect such past due Rents, Seller shall have the right to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants. Seller shall furnish to Buyer all information relating to the period prior to the Closing that is reasonably necessary for the billing of such Rent and Buyer will deliver to Seller, concurrently with the delivery to tenants, copies of all statements relating to Rent for a period prior to the Closing. Buyer shall bill tenants for Rents for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by Seller.

                  (d) To the extent that any portion of Additional Rent is required to be paid monthly by tenants on account of estimated amounts for any calendar year (or, if applicable, any lease year or tax year or any other applicable accounting period), and at the end of such calendar year (or lease year, tax year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year or other applicable accounting period, with the appropriate adjustments being made with such tenants, then such portion of the Additional Rent shall be prorated between Seller and Buyer at the Closing based on such estimated payments actually paid by tenants (i.e., with Seller entitled to retain all monthly or other periodic installments of such amounts paid by tenants with respect to periods prior to the calendar month or other applicable installment period in which the Closing occurs (on a pro-rata basis for any partial months), Seller to pay to Buyer at the Closing all monthly or other periodic installments of such amounts theretofore received by Seller with respect to periods following the calendar month or other applicable installment period in which the Closing occurs and Seller and Buyer to apportion as of the Closing all monthly or other periodic installments of such amounts paid by tenants with respect to the calendar month or other applicable installment period in which the Closing occurs). At the time(s) of final calculation and collection from (or refund to) each tenant of the amounts in reconciliation of actual Additional Rent for a period for which estimated amounts paid by such tenant have been prorated, there shall be a re-proration between Seller and Buyer. If, with respect to any tenant, the recalculated Additional Rent exceeds the estimated amount paid by such tenant, upon collection from the tenant, such excess shall be apportioned between Seller and Buyer as of the Closing in accordance with paragraph (a), (b) and (c) of this Section 10.1. If, with respect to any tenant, the recalculated Additional Rent is less than the estimated amount paid by such tenant, such shortfall shall be apportioned between Seller and Buyer as of the Closing, with Seller paying to Buyer the portion of such shortfall so allocable to Seller.

                  (e) Until such time as all amounts required to be paid to Seller by Buyer pursuant to this Section 10.1 shall have been paid in full, Buyer shall furnish to Seller, upon Seller's request, which Seller shall not make more than once a month, a reporting of rents which have been collected by Buyer after the Closing with respect to Space Leases with delinquent Rents as of the Closing. Seller shall also have the right from time to time following the Closing, upon reasonable prior notice to Buyer and during ordinary business hours, to review Buyer's rental records with respect to such Space Leases.

                  SECTION 10.2. Taxes and Assessments. Real estate (ad valorem) and personal property taxes and assessments payable with respect to the year in which the Closing occurs (including assessments under the REA) shall be adjusted and prorated based on (a) the periods of ownership by Seller and Buyer during such year and (b) the most current official real property tax information available from the county assessor's office where the Property is located or other assessing authorities. If real property tax and assessment figures for the taxes or assessments to be apportioned between Buyer and Seller pursuant to this Section are not available, real property taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the tax rate and/or assessed valuation for such taxes and assessments for the Property is fixed. In the event that the Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any installments due prior to the Closing and Buyer shall be responsible for any installments due on or after the Closing. The provisions of this Section 10.2 relating to taxes and assessments (other than assessments under the REA) shall survive the Closing until the expiration of the statute of limitations pertaining to the tax assessments described herein.

                  SECTION 10.3. Water and Sewer Charges. Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are payable by tenants of the Property pursuant to such tenants' Space Leases, for which no adjustment shall be made), shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there be a water meter, or meters, on the Property, Seller agrees that they shall at the Closing furnish a reading of same to a date not more than 30 days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.

                  SECTION 10.4. Utility Charges. Gas, steam, electricity and other public utility charges (other than any such charges which are payable by tenants of the Property pursuant to such tenants' Space Leases, for which no adjustment will be made) will be paid by Seller to the utility company to the Closing Date. Seller shall arrange for a final reading of all utility meters (covering gas, water, steam and electricity) as of the Closing, except meters the charges of which are payable by tenants of the Property pursuant to such tenants' Space Leases. Seller and Buyer shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of Seller's responsibility for such charges for utilities furnished to the Property as of the date of the Closing and commencement of Buyer's responsibilities therefor from and after such date. If a bill is obtained from any such utility company as of the Closing, Seller shall pay such bill on or before the Closing. If such bill shall not have been obtained on or before the Closing, Seller shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and Buyer shall pay all such utility charges pertaining to the period thereafter. Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between Buyer and Seller as of the Closing.

                  SECTION 10.5. Contracts. Charges and payments under all Contracts.

                  SECTION 10.6. Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, parking, or other income-producing agreements.

                  SECTION 10.7. Security Deposits. The amounts of the security deposits, prepaid rentals (relating to period after the date of Closing) and other deposits under the Space Leases actually deposited with or paid to Seller as set forth on Schedule 10.7 (including interest earned thereon for the benefit of a tenant, if any), less the amount of any such deposits applied by Seller as a result of defaults of tenants under the Space Leases, shall be a credit to Buyer against the balance of the Purchase Price. Any such security deposits in form other than cash (including letters of credit) shall be transferred to Buyer by way of appropriate instruments of transfer or assignment, subject to subsection 6.2(a)(iii).

                  SECTION 10.8. Leasing Costs. (A) Seller shall be responsible for all Leasing Costs relating to Space Leases or renewals, amendments, expansions and extensions of Space Leases, entered into or which first become binding, prior to the date of this Agreement ("Seller's Leasing Costs"). Buyer shall be responsible for all Leasing Costs other than Seller's Leasing Costs, including, without limitation, all Leasing Costs relating to any lease entered into with Private Healthcare ("Buyer's Leasing Costs"), and shall assume the economic effect of any "free rent" or other concessions pertaining to the period from and after the Closing Date.

Notwithstanding anything in this Section 10.8 to the contrary, Buyer shall be responsible for all expenses incurred by Buyer from and after the Closing Date relating to parking and for all Leasing Costs relating to renewals, amendments, expansions and extensions of Space Leases, in each case to the extent such Leasing Costs relate to renewal, expansion or extension rights of tenants under such Space Leases that are exercised or amendments that are entered into, after the date of this Agreement.

                  To the extent any Seller's Leasing Costs have not been fully paid as of the Closing Date, Buyer shall receive a credit at Closing against the Purchaser Price in the amount of the balance of the Seller's Leasing Costs remaining to be paid other than the Washington Mutual Leasing Costs (as defined below) and Buyer shall assume all obligations of Seller to pay the balance of the Seller's Leasing Costs as to which Buyer shall have received such credit and to perform the obligations associated with the same. The obligations of Buyer under this Section 10.8 shall survive the Closing. To the extent Seller has paid any Buyer's Leasing Costs prior to the Closing Date, Seller shall receive a credit for such amounts at Closing.

                  (B) The Washington Mutual Space Lease provides for the payment to Washington Mutual of a tenant improvement allowance in an amount equal to $239,680.00 (the "Washington Mutual Leasing Costs"). In the event that Seller does not pay or apply the Washington Mutual Leasing Costs in accordance with the provisions of the Washington Mutual Space Lease prior to the Closing Date, then on the Closing Date Seller shall deposit an amount equal to Washington Mutual Leasing Costs or such portion thereof that remains unpaid or unapplied as of such date into an interest bearing escrow account with the Escrow Agent. In the event that Washington Mutual makes a claim for the payment or application of the Washington Mutual Leasing Costs or any portion thereof after the Closing Date in accordance with the terms of the Washington Mutual Space Lease, without regard to any subsequent lease agreement, modification, extension or renewal (a "Leasing Cost Claim"), then the portion of the Washington Mutual Leasing Costs so claimed shall be delivered to Buyer and Buyer shall assume the obligations of Seller to pay such Washington Mutual Leasing Costs to Washington Mutual. In the event Washington Mutual does not make a Leasing Cost Claim prior to the expiration of the current term of the Washington Mutual Space Lease, then Escrow Agent shall release to Seller the Washington Mutual Leasing Costs or such portion thereof with respect to which no Leasing Cost Claim has been made on November 1, 2004. Seller and Buyer shall enter into an escrow agreement on the Closing Date reflecting the provisions of this Section 10.8(B) (the "Washington Mutual Escrow Agreement"). Except as expressly provided herein, Buyer is assuming no obligation with respect to the Washington Mutual Leasing Costs and Seller shall indemnify and hold Buyer harmless from and against all Losses in connection with the Washington Mutual Leasing Costs until the earlier to occur of (a) the expiration of the statute of limitations for the Leasing Cost Claim and (b) payment to Washington Mutual, or delivery to Buyer, of the Washington Mutual Leasing Costs.

                  SECTION 10.9. Insurance Premiums. If the earthquake insurance policy described on Schedule 10.9 is successfully assigned to Buyer at the Closing, then Buyer and Seller shall apportion the premiums with respect to the policies for earthquake insurance described on Schedule 10.9 of this Agreement based upon the period of ownership of each of Seller and Buyer; with Buyer giving Seller a credit at Closing for Buyer's portion of such premiums, provided, however, Buyer shall not be responsible to pay in excess of $42,000 with respect to its portion of the premiums for any month relating to its period of ownership. Loan Escrows. With respect to the Loans, all deposits and reserve accounts being held by the Lenders in connection with the Loans, including without limitation the Collateral Accounts (as defined in the Loan Documents), shall either be (i) added to the Purchase Price or (ii) refunded to Seller and the Mezzanine Borrowers in full on the Closing Date (in which case, Buyer shall provide such replacement funds to Lenders required by Lenders in order to release such escrow funds to Seller and the Mezzanine Borrowers.

                  SECTION 10.11. Other. If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing.

                  SECTION 10.12. Re-Adjustment. If any items to be adjusted pursuant to this Article 10 are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error, omission or readjustment on or prior to the date that is one year following the Closing. The provisions of this Article X and the obligations of Seller and Buyer hereunder shall survive the Closing for one year (except for the survival period for certain matters described in Section 10.2 which shall be as set forth in that section).

                                   ARTICLE XI

                                 INDEMNIFICATION

                  SECTION 11.1. Indemnification by Seller. Following the Closing and subject to Sections 11.3 and 11.4, Seller shall indemnify and hold Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, "Buyer-Related Entities") harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys' fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses ("Losses"), arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document. The parties hereto confirm that the indemnification provided for in this Section 11.1 is intended to include, without limitation, payment to Buyer Related Entities of Losses incurred by such Buyer Related Entities, and not simply Losses incurred by the Buyer Related Parties from actions or claims by third parties against the Buyer Related Entities.

                  SECTION 11.2. Indemnification by Buyer. Following the Closing and subject to Sections 11.3 and 11.4, Buyer shall indemnify and hold Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, "Seller-Related Entities") harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by Buyer contained in this Agreement or in any Closing Document and
(b) any breach of any
covenant of Buyer contained in this Agreement which survives the Closing or in any Closing Documents.

                  SECTION 11.3. Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 11.1, (a) Seller shall not be required to indemnify Buyer or any Buyer-Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 11.1 above exceeds the Basket Limitation and, in such event, Seller shall be responsible for only the amount in excess of $250,000,
(b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 11.1 above exceed in the aggregate the Cap Limitation, (c) if prior to the Closing, Buyer obtains knowledge of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a "Buyer Waived Breach") and nonetheless proceeds with and consummates the Closing, then Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Buyer Waived Breach and (d) notwithstanding anything herein to the contrary, the Basket Limitation and the Cap Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Article X, Article XII , Section 3.4(J), Section 9.1 and
Section 14.2 of this Agreement.

                  SECTION 11.4. Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for a period of 270 days after the Closing unless a longer or shorter survival period is expressly provided for in this Agreement.

                  SECTION 11.5. Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement or any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this
Article XI and with respect to the obligations pursuant to Sections 3.4(I), 3.4(J) and 6.2(a)(iii) hereof, Buyer shall have the right to seek specific performance from Seller until the expiration of the survival periods for such obligations as determined pursuant to Section 11.4 above (or such shorter or longer period as expressly provided for in this Agreement).

                                  ARTICLE XII

                           TAX CERTIORARI PROCEEDINGS

                  SECTION 12.1. Prosecution and Settlement of Proceedings. If any tax reduction proceedings in respect of the Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that Seller shall not settle any such proceeding without Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed.

Buyer shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.

                  SECTION 12.2. Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of Buyer; provided, however, that if any such refund creates an obligation to reimburse any tenants under Space Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Space Lease to such tenant) shall, at Seller's election, either (a) be paid to Buyer and Buyer shall disburse the same to such tenants or (b) be paid by Seller directly to the tenants entitled thereto. All attorneys' fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Seller nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

                  SECTION 12.3. Survival. The provisions of this Article XII shall survive the Closing until expiration of the applicable statute of limitations.

                                  ARTICLE XIII

                                     DEFAULT

                  SECTION 13.1. BUYER'S DEFAULT.

                  (a) THIS AGREEMENT MAY BE TERMINATED BY THE SELLER PRIOR TO THE CLOSING IF (I) ANY OF THE CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS SET FORTH IN SECTION 5.1 HAVE NOT BEEN SATISFIED OR WAIVED BY THE SELLER ON OR PRIOR TO THE CLOSING DATE OR (II) THERE IS A MATERIAL BREACH OR DEFAULT BY THE BUYER IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING THE FAILURE TO MAKE THE ADDITIONAL DEPOSIT IF REQUIRED PURSUANT TO THE TERMS OF SECTION 2.3 OF THIS AGREEMENT.

                  (b) IN THE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO SUBSECTION 13.1(a), THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER EXCEPT (I) FOR THOSE PROVISIONS HEREOF WHICH BY THEIR TERMS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT AND (II) AS SET FORTH ON SUBSECTION 13.1(c).

                  (c) IN THE EVENT THE SELLER TERMINATES THIS AGREEMENT AS A RESULT OF A BREACH OR DEFAULT BY THE BUYER IN ANY OF ITS OBLIGATIONS

UNDER THIS AGREEMENT, THE ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE EARNEST MONEY TO THE SELLER, AND UPON SUCH DISBURSEMENT THE SELLER AND THE BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION. THE BUYER AND THE SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY THE SELLER AS A RESULT OF SUCH DEFAULT BY THE BUYER, AND AGREE THAT THE EARNEST MONEY IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT THE BUYER BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE PURCHASE OF THE ASSET, THE EARNEST MONEY SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF THE SELLER, AND SHALL BE PAID BY THE ESCROW AGENT TO THE SELLER AS SELLER'S SOLE AND EXCLUSIVE REMEDY HEREUNDER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT THE BUYER'S OBLIGATION TO PAY TO THE SELLER ALL ATTORNEYS' FEES AND COSTS OF THE SELLER TO ENFORCE THE PROVISIONS OF THIS SECTION 13.1. THE PAYMENT OF THE EARNEST MONEY AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 OR 1677.

            SELLER'S INITIALS:                       BUYER'S INITIALS:

                  DZH                                       MTL
           ------------------                        -----------------

                  SECTION 13.2. SELLER'S DEFAULT..

                  (a) THIS AGREEMENT MAY BE TERMINATED BY THE BUYER PRIOR TO THE CLOSING IF (I) ANY OF THE CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS SET FORTH IN SECTION 5.2 HAVE NOT BEEN SATISFIED OR WAIVED BY THE BUYER ON OR PRIOR TO THE CLOSING DATE OR (II) THERE IS A MATERIAL BREACH OR DEFAULT BY THE SELLER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

                  (b) UPON TERMINATION OF THIS AGREEMENT BY THE BUYER PURSUANT TO SUBSECTION 13.2(a), AS THE BUYER'S SOLE AND EXCLUSIVE REMEDY, THE ESCROW AGENT SHALL DISBURSE THE EARNEST MONEY TO THE BUYER, AND UPON SUCH DISBURSEMENT THE SELLER AND THE BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION.

                  (c) IF THE SELLER SHALL DEFAULT IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO CAUSE THE SALE OF THE ASSET ON THE CLOSING DATE, THE BUYER, AT ITS OPTION, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY (I) TERMINATE THIS AGREEMENT, DIRECT THE ESCROW AGENT

TO DELIVER THE EARNEST MONEY TO THE BUYER AND RETAIN THE EARNEST MONEY, AT WHICH TIME THIS AGREEMENT SHALL BE TERMINATED AND OF NO FURTHER FORCE AND EFFECT EXCEPT FOR THE PROVISIONS WHICH EXPLICITLY SURVIVE SUCH TERMINATION OR (II) SPECIFICALLY ENFORCE THE TERMS AND CONDITIONS OF THIS AGREEMENT. THE BUYER AND THE SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY THE BUYER AS A RESULT OF SUCH DEFAULT BY THE SELLER, AND AGREE THAT THE REMEDY SET FORTH IN CLAUSE (I) ABOVE IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT THE SELLER BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE SALE, AND THE BUYER ELECTS NOT TO EXERCISE THE REMEDY SET FORTH IN CLAUSE
(II) ABOVE BUT INSTEAD ELECTS THE REMEDY SET FORTH IN CLAUSE (I) ABOVE, THE DELIVERY OF THE EARNEST MONEY TO THE BUYER SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF THE BUYER WHICH IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE BUYER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. BUYER AGREES TO, AND DOES HEREBY, WAIVE ALL OTHER REMEDIES AGAINST THE SELLER WHICH THE BUYER MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT BY THE SELLER.

            SELLER'S INITIALS:                        BUYER'S INITIALS:

                  DZH                                        MTL
            ------------------                        ----------------

                  13.3 NOTICE AND CURE.

                  NOTWITHSTANDING ANY CONTRARY PROVISION, PRIOR TO ANY TERMINATION OF THIS AGREEMENT DUE TO THE FAILURE OF A CONDITION TO SUCH PARTY'S OBLIGATION TO THE CLOSING OR DUE TO A BREACH OF THIS AGREEMENT BY THE OTHER PARTY (OTHER THAN BUYER'S DELIVERY OF THE ADDITIONAL DEPOSIT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 2.3 OF THIS AGREEMENT), THE TERMINATING PARTY SHALL BE REQUIRED TO FIRST DELIVER WRITTEN NOTICE TO THE OTHER PARTY OF THE NON-SATISFACTION OF THE CONDITION OR OF SUCH BREACH, AND THE TERMINATING PARTY'S ELECTION TO TERMINATE THIS AGREEMENT. IF WITHIN THREE (3) BUSINESS DAYS AFTER RECEIPT OF SUCH NOTICE BY THE NON-TERMINATING PARTY FAILS TO CAUSE THE CONDITION TO BE SATISFIED OR TO CURE THE BREACH, THEN THIS AGREEMENT SHALL TERMINATE AND THE REMAINDER OF THE PROVISIONS OF THIS ARTICLE THIRTEEN SHALL APPLY.

                  13.4 FAILURE OF CONDITIONS PRECEDENT. SUBJECT TO THE PROVISIONS OF SECTION 13.3 ABOVE, IN THE EVENT THAT EITHER PARTY

TERMINATES THIS AGREEMENT DUE TO THE FAILURE OF A CONDITION PRECEDENT TO SUCH PARTY'S OBLIGATIONS TO CLOSE AND THE FAILURE OF SUCH CONDITION PRECEDENT IS NOT THE RESULT OF A VIOLATION OF A SPECIFIC COVENANT UNDER THIS AGREEMENT BY THE OTHER PARTY, THEN SUCH TERMINATION SHALL NOT BE DEEMED A DEFAULT BY THE OTHER PARTY, THE ESCROW AGENT SHALL RETURN THE EARNEST MONEY TO BUYER AND THE OBLIGATIONS UNDER THIS AGREEMENT SHALL TERMINATE EXCEPT THOSE OBLIGATIONS THAT ARE SPECIFICALLY INTENDED TO SURVIVE A TERMINATION HEREOF.

                                  ARTICLE XIV

                                  MISCELLANEOUS

                  SECTION 14.1. Use of Blackstone Name and Address. Buyer hereby acknowledges and agrees that neither Buyer nor any affiliate, successor, assignee or designee of Buyer shall be entitled to use the name "Blackstone" in any way whatsoever.

                  SECTION 14.2. Exculpation. Notwithstanding anything to the contrary contained herein, Seller's shareholders, partners, members the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of such parties (the "Seller Exculpated Parties") assume no personal liability for any obligations entered into on behalf of Seller and the individual assets of the Seller Exculpated Parties shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct or indirect obligation of Seller under this Agreement. Notwithstanding anything to the contrary contained herein, Buyer's shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of such parties (the "Buyer Exculpated Parties") assume no personal liability for any obligations entered into on behalf of Buyer and the individual assets of the Buyer Exculpated Parties shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct or indirect obligation of Buyer under this Agreement. Nothing contained in this Section 14.2 shall limit or modify the obligations and liabilities of Maguire Properties, L.P. under this Agreement, including without limitation, Section 14.7 hereof.

                  SECTION 14.3. Brokers. (a) Seller shall be solely responsible for the real estate commission payable to CB Richard Ellis ("Seller's Broker") in connection with this Agreement, and Seller shall pay such commission pursuant to a separate agreement between Seller and Seller's Broker. Seller represents and warrants to Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than the broker employed by Buyer, Secured Capital, LLC (the "Buyer's Broker") and Seller's Broker. Seller agrees to indemnify, protect, defend and hold Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges resulting from Seller's breach of the foregoing representation in this subsection (a). The provisions of this subsection (a) shall survive the Closing and any termination of this Agreement.

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

                  (b) Buyer shall be solely responsible for the real estate commission payable to the Buyer's Broker in connection with this Agreement, and Buyer shall pay such commission pursuant to a separate agreement between Buyer and the Buyer's Broker. Buyer represents and warrants to Seller that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Buyer's Broker and Seller's Broker. Buyer agrees to indemnify, protect, defend and hold Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys' fees and disbursements) and charges resulting from Buyer's breach of the foregoing representations in this subsection (b). The provisions of this subsection (b) shall survive the Closing and any termination of this Agreement.

                  SECTION 14.4. Confidentiality; Press Release; IRS Reporting Requirements. (a) Buyer and Seller shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Asset, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties including, without limitation, William Lane and any entities affiliated with, owned (in whole or in part) or controlled by William Lane, without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which affiliates of Buyer are parties), (ii) to their partners, advisers, employees, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality and (iii) to comply with any law, rule or regulation. Notwithstanding the foregoing provisions of this Section 14.4(a), after the Closing, Buyer shall permitted to disclose the information referenced in this subsection to William Lane and entities affiliated with, owned (in whole or in part) or controlled by William Lane. The foregoing shall supersede and replace any prior confidentiality agreement that may have been entered into by the parties. The provisions of this Section shall survive the Closing for a period of 60 days or the termination of this Agreement for a period of one year.

                  (b) Notwithstanding any provision of this Agreement, the parties to this Agreement (and their employees, representatives and agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of transactions effected pursuant to this Agreement, provided, however, subject to clauses (i) through (iii) of
Section 14.4(a) above, (i) the parties (and their employees, representatives and agents) shall keep confidential any such information to the extent necessary to comply with any applicable federal or state securities law, and (ii) the parties agree and their employees, representatives and agents) shall keep confidential, the names of the parties hereto, and any other identifying information regarding, any such party or the transactions effected pursuant to this Agreement, including the specific economic terms of such transactions, in disclosing the U.S. federal income tax treatment and tax structure of the transactions, all except to the extent compelled to make such disclosure under applicable state or federal law.

                  (c) After the Closing, Seller or Buyer may issue a joint press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto and in no event shall any such press release issued disclose the identity of Seller's direct or indirect

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

beneficial owners by name or the consideration paid to Seller for the Asset. Neither Seller nor Buyer shall issue a press release prior to the Closing Date. Notwithstanding the foregoing, after the Due Diligence Expiration Date, Buyer shall have the right to issue one or more press releases as may be required or generally advisable under state or federal securities laws regarding the transactions contemplated hereby (including the consideration paid for the Asset) without obtaining the consent of Seller, provided Buyer gives Seller at least two Business Days' advance written notice and an opportunity to consult with Buyer regarding the content of any such press release.

                  (d) For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the "IRS Reporting Requirements"), Seller and Buyer hereby designate and appoint the Escrow Agent to act as the "Reporting Person" (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that Seller and Buyer each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing.

                  SECTION 14.5. Escrow Provisions. (a) The Escrow Agent shall hold the Earnest Money in escrow in an interest-bearing bank account at Chicago Title Insurance Company (the "Escrow Account").

                  (b) The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this subsection (b). Seller and Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At the Closing, the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, Seller. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of Los Angeles County. The Escrow Agent shall give written notice of such deposit to Seller and

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

Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

                  (c) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys' fees and disbursements, incurred in connection with the performance of the Escrow Agent's duties hereunder.

                  (d) The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer.

                  SECTION 14.6. Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                  SECTION 14.7. Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller, except that the Buyer shall be permitted to assign this Agreement to an affiliate that is controlled by the Maguire Properties, L.P. and with respect to which at least 50% of the equity interests in such affiliate are owned, directly or indirectly by Maguire Properties, L.P. (such affiliate, the "Buyer Assignee"). In the event Buyer elects to assign this Agreement to a Buyer Assignee, Buyer shall deliver to Seller at least 2 days prior to such assignment notice that Buyer intends to exercise its right to assign the Agreement, together with such evidence as Seller may reasonably request demonstrating that the proposed assignee qualifies as a Buyer Assignee. In the event Maguire Properties, L.P. assigns this Agreement to a Buyer Assignee, Maguire Properties, L.P. will continue to remain primarily liable under this Agreement notwithstanding any such designation, including without limitation , the obligations set forth in Sections 2.4, 4.2 and 7.1 of this Agreement.

                  SECTION 14.8. Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

                  SECTION 14.9. Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone confirmation within one Business Day or (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

         (a)      To Seller:

c/o Blackstone Real Estate Acquisitions III L.L.C.
345 Park Avenue
32nd Floor
New York, New York 10154
Attention: David Z. Hirsh
Facsimile: 212-583-5730
Telephone: 212-583-5070

                  with copies thereof to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Attention: Gregory J. Ressa, Esq.
Facsimile: 212-455-2502
Telephone: 212-455-7430

         (b)      To Buyer:

Maguire Properties, L.P.
555 W. Fifth Street, Suite 5000
Los Angeles, California 90013
Attention: Richard I. Gilchrist and Mark Lammas
Facsimile: 213-533-5198
Telephone: 213-626-3300

                  with copies thereof to:

Munger, Tolles & Olson LLP
355 South Grand Avenue, Suite 3500
Los Angeles, California 90071
Attention: Jeffrey A. Heintz, Esq.
Facsimile: 213-683-5185
Telephone: 213-683-9185

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and
(ii) may be given either by a party or by such party's attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days' prior notice thereof to the other parties.

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

                  SECTION 14.10. Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto, contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

                  SECTION 14.11. Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

                  SECTION 14.12. No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

                  SECTION 14.13. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of California.

                  SECTION 14.14. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  SECTION 14.15. Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

                  SECTION 14.16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                  SECTION 14.17. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

                  SECTION 14.18. Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement.

                  SECTION 14.19. Time is of the Essence. Time is of the essence with respect to the obligations of Buyer and Seller under this Agreement.

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

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                        SELLER:
                                        BRE/PARK PLACE L.L.C, a Delaware limited liability company

                                        By: /s/ David Z. Hirsh
                                            ------------------------------------
                                            Name: David Z. Hirsh
                                            Title: Vice President

                                        BUYER:
                                        MAGUIRE PROPERTIES, L.P., a Maryland
                                        limited partnership

                                        By: Maguire Properties, Inc., a Maryland
                                            real estate investment trust

                                            By: /s/ Mark Lammas
                                                --------------------------------
                                                Name: Mark T. Lammas
                                                Title: Senior Vice President

                             JOINDER BY ESCROW AGENT

                  Chicago Title Insurance Co., referred to in this Agreement as the "Escrow Agent," hereby acknowledges that it received this Agreement executed by Seller and Buyer as of the 9th day of February, 2003, and accepts the obligations of the Escrow Agent as set forth herein. Escrow Agent further acknowledges that it received the Initial Deposit on the 9th day of February, 2003. The Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of the Agreement.

                                        Chicago Title Insurance Co.

                                        By: /s/ Maggie G. Watson
                                            ------------------------------------
                                            Name: Maggie G. Watson
                                            Title: Senior Vice President